EXHIBIT 22.1


                  SUBSIDIARIES OF TAYLOR INVESTMENT CORPORATION

                                                   JURISDICTION OF       PERCENT
NAME                                                INCORPORATION         OWNED

Four Seasons Realty of Minnesota, Inc.                Minnesota            100%

Four Seasons Realty of Wisconsin, Inc.                Wisconsin            100%

Laurentian Development Corporation                    Minnesota            100%

Resort Hospitality, Inc.                              Minnesota            100%

Four Seasons Realty of Michigan, Inc.                 Michigan             100%

Kinkaid Development Corporation                       Illinois             100%


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